Exhibit 99.2

Citrix Declares Quarterly Dividend

Citrix Announces First-Ever Dividend of $0.35 per Share and Increases its Share Repurchase Authorization by $750 million

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--October 24, 2018--Citrix Systems, Inc. (NASDAQ:CTXS), today announced that its board of directors declared a quarterly cash dividend of $0.35 per share. The dividend is payable December 21, 2018 to all shareholders of record as of the close of business on December 7, 2018. Future dividends will be subject to board approval. The board has also authorized the company to repurchase up to an additional $750 million of its common stock. As of September 30, 2018, approximately $398 million remained for repurchases from previous authorizations.

“Citrix continues to generate strong levels of cash flow allowing us to invest in our business while providing capital return to our shareholders. As we continue to focus on providing a comprehensive capital return program, Citrix initiated its first dividend. In addition to the dividend, we increased our ongoing share repurchase program by $750 million,” said Drew Del Matto, Citrix chief financial officer.

Visit Citrix’s Investor Relations page to view the full earnings report and announcement.

About Citrix

Citrix (NASDAQ:CTXS) is powering a better way to work with unified workspace, networking, and analytics solutions that help organizations unlock innovation, engage customers, and boost productivity, without sacrificing security. With Citrix, users get a seamless work experience and IT has a unified platform to secure, manage, and monitor diverse technologies in complex cloud environments. Citrix solutions are in use by more than 400,000 organizations including 99 percent of the Fortune 100 and 98 percent of the Fortune 500. Learn more at www.citrix.com.

For Citrix Investors

This release contains forward-looking statements, including statements regarding the amount and timing of any future dividends, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company's key strategic relationships, acquisition and related integration risks, the amounts or frequency of dividends as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein. The development, release and timing of any features or functionality described for our products remains at our sole discretion and is subject to change without notice or consultation. The information provided is for informational purposes only and is not a commitment, promise or legal obligation to deliver any material, code or functionality and should not be relied upon in making purchasing decisions or incorporated into any contract.

Citrix® is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.

CONTACT:
Citrix Systems, Inc.
Media Inquiries:
Eric Armstrong, 954-267-2977
eric.armstrong@citrix.com
or
Investor Inquiries:
Dawn Morris, 954-229-5990
dawn.morris@citrix.com